BRIGGS
[GRAPHIC   BUNTING &
 OMITTED]  DOUGHERTY, LLP

           CERTIFIED
           PUBLIC
           ACCOUNTANTS


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



TO THE BOARD OF TRUSTEES OF
CM ADVISERS FAMILY OF FUNDS
AND SHAREHOLDERS OF THE CM ADVISERS FUND
AND THE CM ADVISERS FIXED INCOME FUND


In planning and performing our audit of the financial statements of the CM Advisers Fund and the CM Advisers Fixed Income Fund, each a series of shares of beneficial interest in CM Advisers Family of Funds, as of and for the year ended February 28, 2007 (on which we have issued our report dated April 12, 2007 (April 29, 2008 with respect to Note 8 of the CM Advisers Fixed Income Fund)), in accordance with the standards of the Public Company Accounting Oversight
Board (United States), we considered their internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds' internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. The Funds' internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Funds; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and Trustees of the Funds; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a Funds' assets that could have a material effect on the financial statements.

Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds' annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). In our report to you dated April 12, 2007 we reported that we had identified no deficiencies in the Funds' internal control over financial reporting and its operations, including safeguarding of securities , that we considered to be material weaknesses, as defined above, as of February 28, 2007. However, subsequent to the issuance of that report we noted the following matter concerning a control procedure and its operation that we consider to be a material weakness as defined above. During the year ended February 28, 2007 the Funds' accounting agent was applying an inappropriate method of accretion of discount on United States Treasury Stripped Securities. The method utilized had no affect on the Fund's net assets, net asset value per share or total return. The accounting agent has increased the emphasis on the supervision and review of the security set-up process within the Security Master File and has added a procedure which requires that a complete audit of the Security Master File be performed on a quarterly basis. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the financial statements (as restated) as of and for the year ended February 28, 2007, and this report does not affect our report on those financial statements.

This report is intended solely for the information and use of management, shareholders and the Board of Trustees of CM Advisers Family of Funds, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


                                        /s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                        BRIGGS, BUNTING & DOUGHERTY, LLP


PHILADELPHIA, PENNSYLVANIA
APRIL 12, 2007
(APRIL 29, 2008 AS TO THE MATERIAL WEAKNESS DESCRIBED ABOVE)